UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2004
ISLE OF CAPRI CASINOS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-20538	41-1659606
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1641 Popps Ferry Road, Biloxi, Mississippi (Address of principal executive offices)	39532 (Zip Code)

(228) 396-7000
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.245)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

     On November 15, 2004, Robert F. Griffin accepted a promotion to Senior Vice President of Operations with the Isle of Capri Casinos, Inc. On November 24, 2004, Mr. Griffin agreed to the terms of his new position which amended the terms of his employment agreement dated July 1, 2003. These terms will be reflected in a revised employment agreement

     Mr. Griffin will be paid an initial base salary of $260,000, subject to increases as may be determined by Isle of Capri. Mr. Griffin is eligible to participate in the stock option, bonus and other benefit plans made available to officers of Isle of Capri. In connection with his move to Isle of Capri’s corporate offices, Mr. Griffin will be reimbursed for expenses of his relocation including: packing and moving of household goods, up to six months of temporary housing and duplicate mortgage payments, and customary and reasonable expenses of the sale and purchase of residences. Mr. Griffin is required to repay these relocation reimbursements if he voluntarily resigns within one year of beginning employment at corporate headquarters.

      His employment agreement was for an initial term of one year and is automatically renewable for successive one-year periods thereafter, unless either party gives 90 days notice. Additionally, the maximum period of salary continuation in the event of termination without cause, or upon death or disability is 12 months. Also, in the event of death or disability, a lump sum payment equal to the average of the previous three years’ bonus payment, inclusive of deferred amounts, is payable. If Mr. Griffin has a significant reduction in duties or is required to move his residence following a change of control, Mr. Griffin shall be entitled to salary and benefit continuation for a period of 12 months or until new employment begins, whichever occurs first; a lump sum payment equal to the average of the previous three years’ bonus payment, inclusive of deferred amounts, vesting of all stock options, and payment of all deferred bonuses. Mr. Griffin is subject to obligations of confidentiality indefinitely, and non-competition and non-solicitation during the period of employment and for one year following termination of employment.

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

ISLE OF CAPRI CASINOS, INC.
Date: December 6, 2004	By:	/s/ REXFORD A. YEISLEY
	Name:	Rexford A. Yeisley
	Title:	Senior Vice President and Chief Financial Officer